Exhibit 10.38

October 20, 2004

Ms. Elizabeth K. Lanier

3668 Grandin Road

Cincinnati, OH 45226

Dear Liz:

As you know, US Airways, Inc. (“the Company”) is in the process of implementing its Transformation Plan, which will enable it to compete effectively against the competition, including the increasing number of Low-Cost Carriers (“LCCs”). A major portion of the Transformation Plan involves reductions in the Company’s employee costs, which means changes in the compensation benefits of all employees, including officers. Specifically, pursuant to the management cost reductions announced on October 4, 2004:

1.	effective October 11, 2004, your salary will be reduced by 10%;

2.	effective October 11, 2004, the amount contributed to your retirement plan will be reduced by 25%;

3.	effective January 1, 2005, the current system for sick and vacation days will be replaced by a Paid Time Off (PTO) system, under which you will be entitled to twenty-five (25) PTO days and eight (8) holidays;

4.	under the new PTO system, the eight holidays will be New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and two floating holidays; and

5.	Section 6 of the Agreement will be applied according to your salary of record prior to reduction.

By your signature below, you agree that (a) the changes identified in items 1-5 above will not, either separately or in the aggregate, constitute “Good Reason,” as that term is defined in the Employment Agreement entered into as of March 1, 2003 between you and the Company (“the Agreement”); (b) the changes identified in items 1-5 do not constitute a breach of the Agreement; and (c) as of the date of this letter, “Good Reason” does not presently exist with respect to you either due to the changes identified in items 1-4 above or due to any other events.

This letter will be deemed to constitute a written amendment to your Agreement.

Ms. Elizabeth K. Lanier

October 2, 2004

Please acknowledge your agreement to the foregoing by signing and dating this letter in the spaces provided below and returning it to me.

Sincerely,

Jerrold A. Glass

AGREED TO AND ACCEPTED THIS
DATE OF OCTOBER, 2004

Elizabeth K. Lanier